EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

 IBC Announces Strong 2014 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 27, 2015—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported annual net income available to common shareholders for 2014 of $153.2 million or $2.28 diluted earnings per common share ($2.29 per share basic) compared to $126.4 million or $1.88 diluted earnings per common share ($1.88 per share basic), which represents a 21.2 percent increase in net income and a 21.3 percent increase in diluted earnings per share over the corresponding period in 2013.  Net income available to common shareholders for the three months ended December 31, 2014 was $38.6 million or $.57 diluted earnings per common share ($.58 per share basic), compared to $38.9 million or $.58 diluted earnings per common share ($.58 per share basic), representing a decrease of 0.8 percent in net income available to common shareholders and a 1.7 percent decrease in diluted earnings per share.

Net income available to common shareholders for the year ended December 31, 2014 was positively affected by an increase in the Company’s net interest margin, as well as a 37.2 percent decrease in the provision for probable loan losses for the twelve months ended December 31, 2014.  The increase in net interest margin can be primarily attributed to increased levels of interest income arising from the repositioning of the investment portfolio the Company undertook in 2013, an increase in loans outstanding, and a decrease in interest expense on securities sold under repurchase agreements arising from the early termination of some of the long-term repurchase agreements by the lead bank subsidiary.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2014	2013
	(Dollars in thousands, except per share data) Unaudited

Interest income	$393,599	$363,217
Interest expense	(46,543)	(54,632)
Net interest income	347,056	308,585
Provision for probable loan losses	(14,423)	(22,968)
Non-interest income	178,348	189,605
Non-interest expense	(281,043)	(292,632)

Income before income taxes	229,938	182,590
Income taxes	(76,787)	(56,239)
Net income	$153,151	$126,351

Net income per common share
Basic	$2.29	$1.88
Diluted	$2.28	$1.88

“I’m pleased with the Company’s earnings success for the quarter and year ended December 31, 2014.  Improved net income reflects positively on IBC’s commitment to superior earnings, especially in light of the continued regulatory challenges facing the industry, the unprecedented debt and large deficit of the U.S. and the continued difficult economic environment across the country.  The Company has maintained strong liquidity, focused expense control, sound credit underwriting standards and a healthy investment strategy.  We are confident in the strength of our balance sheet and our strong capital position,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2014 were $12.2 billion compared to $12.1 billion at December 31, 2013.  Total net loans were $5.6 billion at December 31, 2014 compared to $5.1 billion at December 31, 2013. Deposits were $8.4 billion at December 31, 2014 compared to $8.2 billion at December 31, 2013.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 211 facilities and 324 ATMs serving 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.